STATE OF DELAWARE
                          CERTIFICATE OF INCORPORATION
                               A STOCK CORPORATION

FIRST:    The name of this corporation is CDoor Corp.

SECOND: Its registered office in the State of Delaware is to be located at 113 Barksdale Professional Center, Newark, Delaware, County of New Castle, Zip Code 19711. The Registered agent in charge thereof is Delaware Intercorp, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total stock of this corporation is authorized to issue is fifty million (50,000,000) shares (number of authorized shares) with a par value of $0.0001 per share.

FIFTH:    The name and mailing address of the incorporator are as follows:

                                  Asher Zwebner
                            20 A Rechov Sharei Torah
                                   Bayit Vegan
                                 Jerusalem 96387

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto executed this Certificate this 16th day of November, 2004.

By: /s/ Asher Zwebner
    --------------------
Name: Asher Zwebner